Exhibit 10.36
STOCKHOLDER AGREEMENT
     THIS STOCKHOLDER AGREEMENT (the “Agreement”) dated as of May 14, 2009, by and between Trident Microsystems (Far East) Ltd., a corporation organized under the laws of the Cayman Islands, B.W.I. and a subsidiary of the Company (“TMFE”), Trident Microsystems, Inc., a Delaware corporation (the “Company”), and Micronas Semiconductor Holding AG, an Aktiengesellschaft organized and existing under the laws of the Switzerland (“Stockholder”).
     A. WHEREAS, the Company and Stockholder have entered into a Purchase Agreement (the “Purchase Agreement”) dated as of March 31, 2009, pursuant to which (i) Stockholder and certain of its affiliates will sell, transfer and assign to Purchaser and its affiliates all right, title and interest in and to the Product Lines, as defined in the Purchase Agreement, as well as certain assets related to the operation of the Product Lines (the “Business”), and (ii) the Company shall issue to Stockholder 7,000,000 shares of restricted common stock, par value $.001 per share (“Restricted Common Stock”), and warrants to purchase up to 3,000,000 shares of common stock of the Company (the “Warrants”), subject to satisfaction or waiver of the conditions therein.
     B. WHEREAS, upon consummation of the transactions (the “Closing”) contemplated by the Purchase Agreement (the “Transaction”), Stockholder will own approximately, 13.72% of all outstanding shares of Common Stock of the Company (the “Applicable Percentage”), assuming exercise of the Warrants in full.
     C. WHEREAS, the parties desire to set forth certain understandings and agreements with respect to governance arrangements and other matters following the consummation of the Transaction.
     D. NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions.
          1.1 Certain Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:
     “Acquisition Transaction” means any transaction or series of transactions involving:
          (a) any merger, consolidation, reorganization, share exchange, business combination, issuance of securities, recapitalization, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries or (iii) in which the Company or any of its Significant Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Significant Subsidiaries;
          (b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or any of its Significant Subsidiaries; or

          (c) any liquidation or dissolution of any of the Company or any of its Significant Subsidiaries.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control means with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.
     “Affiliate Holder” has the meaning set forth in Section 5.3 below.
     “Beneficial Ownership” or “Beneficially Own” and words of similar import have the meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such Person (disregarding any legal impediments to such Beneficial Ownership), whether within 60 days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any subsidiary thereof.
     “Block Transfer” has the meaning set forth in Section 5.2 below.
     “Board” means the Board of Directors of the Company.
     “Business Day” means any day other than a Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     “Bylaws” means the Bylaws of the Company as amended and restated through such date.
     “Change of Control” means (i) the Company’s sale of all or substantially all of its assets, (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding Voting Securities immediately prior to such transaction or series of related transactions holding less than fifty percent (50%) of the voting equity securities of the surviving entity immediately following such transaction or (iii) any Person or group (other than Stockholder or any of its Affiliates) becomes the beneficial owner of more than fifty percent (50%) of the total number of the outstanding Voting Securities of the Company.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means the common stock, par value $0.001 per share, of the Company.
     “Disinterested Director” means a director of the Company who is not a Stockholder Director and who is as to the Company, “independent” within the meaning of the rules and regulations of the NASDAQ Stock Market, Inc. or, if the Company’s Common Stock is not at the time of determination listed on NASDAQ, the rules and regulations of such other national securities exchange on which such securities are primarily traded.

     “Disinterested Director Approval” means approval by the Board of Directors, which approval included votes to approve by a majority of all the Disinterested Directors, or a public recommendation to the stockholders of the Company approved by a majority of the Disinterested Directors.
     “Effective Date” means the date of Closing under the Purchase Agreement.
     “Equity Securities” means the equity securities of the Company, including shares of the Company’s Common Stock, and shares of the Company’s Common Stock or other equity securities of the Company issuable upon exercise, conversion, exchange or redemption of any warrants, options, rights or other securities issued by the Company, including the Warrants.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor rule (together with the rules and regulations of the Commission promulgated thereunder).
     “Excluded Securities” means any options, restricted stock, restricted stock units, performance-based shares or other forms of equity participation rights issued to employees, consultants, officers or directors of the Company pursuant to any stock option plan, stock purchase plan, stock bonus arrangement or other agreement approved by the Board.
     “Lock-Up Period” has the meaning set forth in Section 5.1 below.
     “Micronas Parties” means Micronas, and each Affiliate of Micronas that acquires record ownership of any Equity Securities, until such time as such Person is not an Affiliate of Micronas or ceases to have record ownership of any Equity Securities.
     “Ownership Percentage” of any Person means, at any time, the ratio, expressed as a percentage, of (i) the total number of shares of Equity Securities Beneficially Owned by such Person and its Affiliates to (ii) the sum of (x) the total number of Equity Securities issued and outstanding by the Company and (y) with respect to such Person, the total number of the shares of the Company’s Common Stock included in clause (i) that are issuable upon conversion, exchange, redemption or exercise of Equity Securities that are not included in clause (x).
     “Person” means an individual, partnership, corporation, trust or unincorporated organization or any federal, state, local or foreign government or any political subdivision thereof (including, without limitation, the executive and legislative branches thereof) or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.
     “Rights Offering” means the issuance by the Company to existing holders of Common Stock of rights to buy, within a fixed time period, a proportional number of newly issued shares of Common Stock or other Equity Securities.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor rule (together with the rules and regulations of the Commission promulgated thereunder).
     “Stockholder Director” means (x) any person designated by Stockholder to serve on the Board of Directors of the Company who is reasonably acceptable to the Board of Directors of the Company (in the case of the person designated by Stockholder to so serve effective as of the Effective Date) or (y) any person designated to serve on the Board of Directors of the Company by Stockholder who is reasonably acceptable to a majority of the Disinterested Directors (in all other cases);

     “Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.
     “Voting Securities” means Common Stock, any Equity Securities convertible into or exchangeable for Common Stock or any other right or option to acquire Common Stock of the Company entitled to vote generally in the election of directors.
     “Warrants” shall be those several warrants to purchase up to 3,000,000 shares of Common Stock issued to Stockholder pursuant to the terms of the Purchase Agreement.
     “Warrant Shares” shall be those shares of Common Stock issuable upon exercise of the Warrants.
          1.2 Capitalized Terms. Capitalized terms used but not defined herein have the meanings given such terms in the Purchase Agreement.
     2. Governance Matters.
          2.1 Access to Board and Management. Commencing on the Effective Date and so long as the Ownership Percentage of Stockholder is 5% or higher, the Company shall provide Stockholder with access to its management and members of the Disinterested Directors at times mutually agreeable to both parties, to periodically visit the Company’s headquarter facility, and to discuss with management at times mutually convenient to Stockholder and management the Company’s affairs, finances and accounts; provided, however, that the Company shall not be obligated to provide access to any information which it reasonably considers to be a trade secret or similar confidential information. Stockholder agrees to keep any such nonpublic information confidential and will not, without the prior written consent of the Company, disclose to any other Person, in any manner whatsoever, in whole or in part, or use such information directly or indirectly for any purpose other than in connection with the evaluation assessment, review or other similar matters related to Stockholder’s investment in the Company. All right, title and interest in and to any such information provided by the Company will remain the exclusive property of the Company.
          2.2 Other Governance Matters. The Company represents and warrants to Stockholder that:
               (a) the Board of Directors of the Company has duly adopted a resolution prior to the date hereof, which resolution the Board of Directors of the Company shall not rescind or amend so long as the Purchase Agreement shall not have been terminated in accordance with its terms prior to the Effective Date, providing that the Board of Directors has approved the Transaction, including for the purposes of Section 203 of the Delaware General Corporation Law.
               (b) The Company shall have, effective immediately prior to the Effective Date, amended the Rights Agreement between the Company and Mellon Investor Services LLC, as rights agent, dated July 23, 2008 (the “Trident Rights Agreement”) in substantially the form of Exhibit 1 hereto.
          2.3 Investor Representations. Stockholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended. In making its investment decision to acquire the Shares and the Warrants, including the shares issuable upon exercise of the Warrants, Stockholder is not relying on any oral or written representations or assurances from the Company or any other person other than as set forth in the Purchase Agreement, in a document duly executed by a duly authorized representative of the Company making reference to the Purchase Agreement or in reports or other documents filed by the Company with the Securities and Exchange Commission. Stockholder has such experience in business and financial matters that it is capable of evaluating the risk of its investment in the Shares, Warrants and the Warrant Shares, and determining the suitability of its investment. By reason of Stockholder’s business and financial experience and the business and financial experience of its professional advisors, Stockholder has the capacity and ability to protect its own interest in connection with the transactions contemplated by the Purchase Agreement and the issuance of the Shares, Warrants and the Warrant Shares. Stockholder represents that it is able to bear the economic risk of an investment in the Shares and the Warrant Shares. Stockholder understands that no United States federal or state agency or similar agency of any other country has passed upon or made any recommendation or endorsement of the Company, the transaction set forth in the Purchase Agreement or the acquisition of the Shares, the Warrants or the Warrant Shares. The Shares represent a speculative investment and the Stockholder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares and is acquiring the Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Stockholder understands that the Shares have not been registered under the Securities Act and are being transferred to it by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Stockholder’s investment intent as expressed herein. Stockholder understands that the instruments evidencing the Shares, the Warrants and the Warrant Shares will be imprinted with legends that prohibit the transfer of the Shares, the Warrants and the Warrant Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company (other than in the case of sales made pursuant to the provisions of Rule 144, for which no opinion of counsel shall be required).
          2.4 Legends. Each certificate representing Shares and each certificate representing Warrant Shares will bear a legend to the following effect:
     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
     The Company shall promptly upon request remove the legend set forth above in connection with any transfer, other than a transfer to an Affiliate, made in accordance with the terms of this Agreement after the expiration of the Lockup Period; provided that the legend set forth in the first sentence above shall remain on the Warrant Shares to the extent required by federal securities law. It is understood for this purpose: (i) that such first sentence shall not be placed on Warrant Shares issued upon “cashless exercise” of a Warrant pursuant to Section 3(iii) of such Warrant; (ii) that such first sentence shall in any event be removed from Warrant Shares one year after the issuance of such Warrant Shares; (iii) that the first sentence of the legend shall be removed in connection with a sale or transfer of Warrant Shares pursuant to a valid registration statement or pursuant to Rule 144; and (iv) that the second sentence of the legend shall be removed in connection with any transfer permitted under this Agreement other than a transfer to an Affiliate pursuant to Section 5.3.
     3. Stockholder Support of the Company.

          3.1 Acquisition Transactions. In the event that an Acquisition Transaction is proposed prior to the Expiration Date, and such Acquisition Transaction receives Disinterested Director Approval, the Stockholder will consent to such Acquisition Transaction, will raise no objection to consummation thereof and will tender its shares of Equity Securities, as applicable, upon the consummation of such Acquisition Transaction. In the event any such Acquisition Transaction requires the approval of the Company’s stockholders, the Stockholder agrees, if the matter is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company, the Stockholder will be present, in person or by proxy, as a holder of Voting Securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and will vote for the approval of any Acquisition Transaction receiving Disinterested Director Approval. The Stockholder agrees to vote (in person, by proxy or by action by written consent, as applicable) all shares of Voting Securities Beneficially Owned by the Stockholder in favor of such Acquisition Transaction and for approval of the terms thereof and in opposition of any and all other proposals that are intended, or could reasonably be expected, to delay, prevent, impair, interfere with, postpone or adversely affect the ability of the Company to consummate such Acquisition Transaction.
          3.2 Other Stockholder Proposals. In the event that any other proposal is submitted to stockholders of the Company for approval prior to the Expiration Date, the Stockholder will vote in favor of all such proposals that receive Disinterested Director Approval, and will vote against all such proposals that are submitted to stockholders with a recommendation of the Board to vote against such proposal. The Stockholder agrees, if the matter is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Company, the Stockholder will be present, in person or by proxy, as a holder of Voting Securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and will vote for or against the proposal, as provided in the preceding sentence. The Stockholder agrees to vote (in person, by proxy or by action by written consent, as applicable) all shares of Voting Securities Beneficially Owned by the Stockholder in favor of such proposals that receive Disinterested Director Approval and for approval of the terms thereof and in opposition of any and all other proposals that are intended, or could reasonably be expected, to delay, prevent, impair, interfere with, postpone or adversely affect the ability of the Company to consummate such proposals that receive Disinterested Director Approval.
     4. Standstill Restrictions on Further Purchases of Company Voting Securities.
          4.1 Restriction on Acquisition of Voting Securities. Except with prior Disinterested Director Approval, and except as otherwise provided in Section 4.3 of this Agreement, Stockholder shall not (and Stockholder shall not permit any of its Affiliates, other than natural persons for their own account, to) acquire (other than upon exercise of the Warrants, or upon exercise of any securities issued pursuant to rights distributed to holders of Common Stock generally (a “Rights Offering”), or an acquisition in connection with an offer that was made generally available by the Company to all holders of Equity Securities as a result of their ownership of Equity Securities, subject to the provisions of this Section), either directly or indirectly, agree to acquire by means of a purchase, tender or exchange offer, business combination or in any other manner, Beneficial Ownership of Equity Securities of the Company, including rights or options to acquire such ownership; provided, however, that the foregoing restriction shall not apply to a transfer by Stockholder of all or any portion of the Equity Securities Beneficially Owned by Stockholder to any of its Affiliates made in accordance with Section 5.3, or any transfer back to Stockholder pursuant to such Section 5.3. Notwithstanding the foregoing, no acquisition of Beneficial Ownership of Equity Securities by Stockholder which results solely from Stockholder holding Equity Securities at a time when the Company effects any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar event shall be deemed to be an acquisition of Beneficial Ownership of Equity Securities for purposes of this Section 4.1. The foregoing restrictions of this Section

4.1 shall not apply to any acquisitions made by Stockholder pursuant to the exercise of its pre-emptive rights under Section 7 below.
          4.2 No Participation in Solicitations. No Participation in Solicitations. Except with prior Disinterested Director Approval, Stockholder shall not (and Stockholder shall not permit any of its Affiliates to) (i) “solicit” or participate in the “solicitation” of “proxies”, as those terms are defined in Rule 14a-1 under the Exchange Act, in respect of Voting Securities in a manner that would require Stockholder to make a filing pursuant to Rule 14a-3 with the Securities and Exchange Commission in connection with such solicitation, (ii) issue a public statement encouraging stockholders to vote against a proposal that Stockholder has agreed to vote for under Section 3.1 or Section 3.2 above, or to vote for a proposal that Stockholder has agreed to vote against under Section 3.1 or Section 3.2 above, (iii) deposit any shares of Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities with any Person or “group” (as such term is defined under the Exchange Act) other than the Company or other entities within Stockholder’s control group, (iv) intentionally form or join any “group” (as such term is defined under Section 13(d)(3) of the Exchange Act) with any other Person for the purpose of voting, holding, purchasing or disposing of Voting Securities, or (v) intentionally effect or intentionally publicly propose any business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction of the Company that would result in a Change of Control of the Company that has not received Disinterested Director Approval.
          4.3 Right to Maintain Ownership. Notwithstanding the provisions of Section 4.1, to the extent that Stockholder’s Ownership Percentage is reduced as a result of any issuance of Equity Securities by the Company, other than issuances of Excluded Securities or issuances by the Company in connection with any Acquisition Transaction receiving Disinterested Director Approval, Stockholder may purchase additional shares of Common Stock in the open market or otherwise as required to maintain its Applicable Percentage.
          4.4 Notice of Stockholder Position. Upon written request from the Company, but not more than once each fiscal quarter, a duly authorized officer of Stockholder will certify to the Company in writing the numbers and classes of shares of Equity Securities beneficially owned by Stockholder and its Affiliates, other than natural persons holding for their own account, as of any record date or other date reasonably requested.
          4.5 Termination. Notwithstanding any other provision in this Agreement, all rights and obligations of any party under this Section 4 shall terminate upon the earlier of (x) the fifth (5th) anniversary of the Effective Date regardless of whether such rights and obligations are suspended for any portion of such five-year period or (y) the termination of this Agreement pursuant to Section 8 hereof.
     5. Restrictions on Transfer of Equity Securities by Stockholder.
          5.1 Lockup Period. For a period of two (2) years commencing upon the Effective Date (“Lockup Period”), except with prior Disinterested Director Approval, Stockholder shall not intentionally offer, or pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or lend any Equity Securities; provided, however, that Stockholder shall be permitted to transfer all or any portion of the Equity Securities to an Affiliate of Stockholder in accordance with Section 5.3 and provided such transferee shall execute a counterpart to this Agreement, including an agreement to be bound by the provisions of Sections 3, 4 and 5 hereof; and provided further, that any transfer during the Lockup Period of any interest in Equity Securities, other than a transfer in accordance with Section 5.3, shall not include a transfer of the voting rights in such Equity Securities, or affect in any way Stockholder’s obligations under Sections 3, 4 or 5 hereof..
          5.2 Right of First Refusal on Permitted Sales by Stockholder.
               (a) General. The following restrictions shall apply to any sale or transfer of Equity Securities representing 5% or more of the Company’s outstanding stock where such sale or transfer would result in one Person or group of Affiliated Persons, which Person or group is (x) generally understood in the marketplace to be a competitor of the Company, or (y) an investor whose primary business is commonly understood to be a “hedge” fund, owning 5% or more of the Company’s outstanding Voting Securities (a “Block Transfer”). The rights and restrictions set forth herein in this Section 5.2 shall not apply to any sale or transfer of Equity Securities made (i) pursuant to an underwritten offering pursuant to a registration statement filed with the SEC, (ii) pursuant to any sale in the open market pursuant to any registration statement on Form S-3 or other form of registration statement filed by the Company to register the Shares or the Warrant Shares, (iii) pursuant to Rule 144, or (iv) to a Person or group of Affiliated Persons, which Person or group is not a direct competitor of the Company or a hedge fund. Prior to consummating any sale or transfer of any Equity Securities in a Block Transfer to Competitor, Stockholder shall give the Company the opportunity to purchase such Equity Securities proposed to be sold or transferred in such Block Transfer in the following manner: A “Hedge Fund” for this purpose shall mean an investor whose primary business is commonly understood to be a “hedge” fund and which (i) has a history of proposing or seeking, with respect to any of its present or prior investments, matters of the type described in Schedule 13D item(4) of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, (ii) has made at any time a public statement through a press release or Schedule 13D filing regarding Company or (iii) otherwise has a history of disruptive or litigious activity regarding companies in which such fund holds or has held an investment. For purposes of making such determination, Holder shall review the potential transferee’s SEC filings and conduct a search of SharkRepellent.net.
               (b) Stockholder shall give notice (the “Transfer Notice”) to the Company in writing of such intention, specifying the names of the proposed purchasers or transferees, the securities proposed to be sold or transferred in such Block Transfer, the proposed price per share therefor (the “Transfer Price”) and the other material terms upon which such disposition is proposed to be made.
               (c) The Company shall have the right, exercisable by written notice given by the Company to Stockholder within five (5) days after receipt of such Transfer Notice, to agree to purchase all, but not less than all, of the securities specified in such Transfer Notice relating to such Block Transfer. The Company shall have the right to pay for such securities: (a) the same amount in cash per share, if the consideration to be paid by the third party consists of cash, or (b) to the extent the consideration to be paid by the third party does not consist of cash, consideration per share equivalent to that offered by the third party, or an amount of cash having equivalent value as determined, at the expense of the Company, by an investment banking firm mutually agreed to by the Company and Stockholder.
               (d) If the Company exercises its right of first refusal hereunder, the closing of the purchase of the securities with respect to which such right has been exercised shall take place within five (5) days after the Company gives notice of such exercise, or, if later, upon the date on which the proposed transfer was to occur with the third party. Upon exercise by the Company of its right of first refusal, the Company and Stockholder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable commercial efforts to secure any approvals required in connection therewith. The Company may elect by notice in writing to Stockholder that, at the closing of such transaction, the shares be delivered to and payment made to Stockholder by a designee of the Company, provided that the Company shall remain liable for its obligations under this Section 5.2.

               (e) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise, Stockholder shall be free, during the period of one hundred and eighty (180) days following the expiration of such time for exercise, to sell the securities specified in such Transfer Notice on terms no less favorable to Stockholder than the terms specified in such Transfer Notice.
          5.3 Affiliate Transfer; Obligation to Transfer Back. Even during the Lockup Period, Stockholder may transfer Equity Securities to any Affiliate of Stockholder (an “Affiliate Holder”). As a condition to the permitted transfer of Equity Securities held by Stockholder to any Affiliate of Stockholder, such Affiliate Holder must agree to be bound by the terms and conditions of this Agreement and to hold such Equity Securities subject to all obligations and restrictions applicable to Stockholder, in which event such Affiliate Holder shall be entitled to share, jointly with Stockholder, the rights and benefits applicable to Stockholder under this Agreement, other than the right to appoint a Stockholder Director. If any Affiliate Holder ceases to be an Affiliate of Stockholder, then not later than thirty (30) days following the date on which the control relationship ends between such Affiliate Holder and Stockholder, such Affiliate Holder shall transfer its Equity Securities to Stockholder or to an Affiliate of Stockholder.
          5.4 Merger of Stockholder. For avoidance of doubt, nothing in this Section 5 shall be deemed to prohibit a transfer of Voting Securities by operation of law to a successor entity as a result of a merger involving Stockholder.
          5.5 Transfers in Violation are Null and Void. Any transfer of the Shares, the Warrants or the Warrant Shares made in violation of the terms of this Agreement shall be null and void.
     6. Registration Rights.
          6.1 Definitions. For purposes of this Section 6:
               (a) The terms “Holder” or “Holders” means Stockholder and/or any other person who shall subsequently own or have the right to acquire Registrable Securities or any assignee thereof in accordance with Section 6.9 hereof.
               (b) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
               (c) The term “Registrable Securities” means (i) any shares of Common Stock issued by the Company to Stockholder pursuant to the Purchase Agreement or subsequently acquired by Stockholder in compliance with this Agreement; (ii) any and all shares of Common Stock issued or issuable upon exercise, conversion or exchange of the Warrants or any other Equity Securities acquired by Stockholder in compliance with this Agreement; (iii) Equity Securities issued in lieu thereof in any reorganization; or (iv) equity securities issued in respect of the stock referred to in (i) or (ii), above, as a result of a stock split, stock dividend, recapitalization or the like, excluding in all cases, however, any of the foregoing sold by a Holder pursuant to a registration statement, in a transaction pursuant to Rule 144 promulgated under the Securities Act, or in any other transaction in which registration rights are not transferred pursuant to this Section 6.
               (d) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities.
          6.2 Company Registration
               (a) If (but without any obligation to do so) the Company proposes to register any of its Common Stock under the Securities Act for sale after the Lockup Period, in connection with an offering of such securities solely for cash (other than a registration relating solely to Excluded Securities or to the sale of securities to participants in a Company stock option, stock purchase or similar plan, or a registration relating solely to a transaction of the type described in Rule 145(a) under the Securities Act), or in an underwritten offering effected by the Company for both its own account and for the account of other stockholders, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty (20) days after notice shall have been deemed given by the Company in accordance with Section 9.3 of this Agreement, the Company shall, subject to the provisions of Section 6.2(b), include in such registration (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, all of the Registrable Securities that each such Holder has requested to be registered; provided that the number of Registrable Securities of all Holders included in such registration including any Holders and any other selling shareholders, shall not, without the approval of the Company, exceed 20% of all Common Stock registered by the Company in such registration.
               (b) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under this Section 6.2 to include any Holder’s securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it. If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 6.2.
               (c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
          6.3 Resale Registration Statement. After the expiration of the Lockup Period, the Company shall prepare and, as soon as practicable but in no event later than thirty days following the expiration of the Lockup Period, file with the SEC a Registration Statement on Form S-3 covering the resale of all of the Registrable Securities (the date of such filing, the “Filing Date”). In the event that Form S-3 is unavailable to the Company for such a registration, the Company shall use such other form as is available to the Company for such a registration. The Registration Statement prepared pursuant hereto shall register for resale that number of shares of Common Stock equal to the number of Registrable Securities as of the trading day immediately preceding the date the Registration Statement is initially filed with the SEC. In no event shall the Company include any securities other than Registrable Securities on any such resale registration statement without the prior written consent of the Holders.
          6.4 Form S-3 Demand Registration.
               (a) After the expiration of the Lockup Period, in addition to the rights under Section 6.3 above, Holders shall have the right to request a registration on Form S-3, or, if the Company is not then eligible to use Form S-3, then on whichever other form would be most appropriate for such an offering (such request shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Holders); provided, however, that the Company shall not be obligated to effect any such registration: (i) prior to the end of the Lockup Period, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on such form at an aggregate price to the public of less than $5,000,000, (iii) if the Company reasonably determines, following consultation with its outside counsel, that a Holder’s sale of Registrable Securities pursuant to the registration statement would require disclosure of material information and such disclosure would be materially detrimental to the Company, but only for so long as such disclosure is required and would be materially detrimental; (iv) in a given twelve-month period, after the Company has effected one (1) such registration pursuant to this Section 6.4 in any such period; or (v) within ninety (90) days of the effective date of a Company registration statement of the type described in Section 6.2 involving an underwritten offering, or within ninety (90) days of the effective date of a registration statement in which the Holders shall have been entitled to participate pursuant to Section 6.2 hereto and in which there shall have been effectively registered all of the Registrable Securities as to which registration shall have been requested by the Holders, if any; provided; however, that the Company may not postpone any registration pursuant to clause (iii) above for more than 90 days from the date of such request; and, provided, further that such right to delay a request shall be exercised by the Company not more than once in any twelve-month period.
               (b) In the event that Form S-3 is not available to the Company for the registration of the resale of Registrable Securities hereunder, the Company shall register the resale of the Registrable Securities on Form S-1 or another appropriate form.
               (c) Following receipt of any notice from Holders initiating a request for registration in accordance with Section 6.4(a), the Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from Holders, the number of shares of Registrable Securities specified in such notice received by the Company.
               (d) Subject to the provisions of Section 6.4(b) above, the Company shall be entitled to include in any registration statement referred to in this Section 6.4, for sale in accordance with the method of disposition specified by the requesting Holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an underwritten public offering), such inclusion would adversely affect the marketing of the Registrable Securities to be sold.
          6.5 Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (a) (x) in the case of a demand registration statement pursuant to Section 6.4, prepare and file with the Commission a registration statement with respect to such Registrable Securities within 90 days after receipt of requisite request from Holders for registration and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the period of the distribution contemplated thereby (determined as hereinafter provided), but in no event for a period in excess of 18 months, and (y) in the case of the resale registration statement pursuant to Section 6.3 above, to keep such registration statement continuously effective for a period ending on the date that is two years after the earlier to occur of (i) the date that that each of the Warrants have been exercised or converted in full and (ii) expiration of the Warrants;

               (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep the registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
               (c) furnish to the Holders of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities;
               (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be requested by the Holders thereof, provided that (i) the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling stockholders, such expenses shall be payable pro rata by selling stockholders;
               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
               (f) promptly notify each Holder participating in the registration covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any Holder, within 5 days, prepare and furnish to such Holder so requesting a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that, if the Company reasonably determines, following consultation with its outside counsel, that such a supplement or amendment would require disclosure of material information and such disclosure would be materially detrimental to the Company, then upon written notice to participating Holders to that effect, each Holder shall suspend any sales or trades of the Company’s securities under any registration statement for so long as the Company determines such disclosure is required and materially detrimental;
               (g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or national market system on which similar securities issued by the Company are then listed or traded;
               (h) in the event of an underwritten offering, furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, (i) such representations and warranties to such Holder and the underwriters, if any, as is customary in primary underwritten offerings, (ii) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (iii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;
               (i) in the event of an underwritten offering, make available upon reasonable notice for inspection by any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller of Registrable Securities or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with preparation and verification of such registration statement;
               (j) in the event of an underwritten offering, negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; and
               (k) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.
     For purposes of Sections 6.5(a) and 6.5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and in a demand registration under Section 6.4 that is not a firm commitment underwritten public offering, the period of distribution of Common Stock shall be deemed to extend until the earlier of the sale of all Common Stock covered thereby or 120 days after the effective date thereof..
     For the avoidance of doubt, Holders shall have the right to distribute the Registrable Securities pursuant to Section 6.4 by means of an underwritten offering, provided that: (i) the electing Holders provide written notice to the Company of their intention to distribute Registrable Securities by means of an underwritten offering; and (ii) the underwriters thereof shall be designated by the Company (provided, however, that such designated managing underwriter or underwriters shall be reasonably acceptable to the electing Holders.
          6.6 Provision of Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.
          6.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 6.2, 6.3 and 6.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company, including the reasonable legal fees and expenses of one counsel to the Holders.

          6.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:
               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, the officers and directors of each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.
               (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter, or other such Holder or director, officer, controlling person or underwriter may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter, or other such Holder or director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder from whom indemnification is sought (which consent shall not be unreasonably withheld or delayed); provided, that, in no event shall any indemnity under this Section 6.8(b) exceed the gross proceeds from the offering received by such Holder.
               (c) Promptly after receipt by an indemnified party under this Section 6.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall only relieve such indemnifying party of any liability to the indemnified party under this Section 6.8 if and to the extent the indemnifying party is materially prejudiced by such omission, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.8. No indemnifying party, in the defense of any such claim or litigation against an indemnified party, shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, unless such indemnified party shall otherwise consent in writing.
               (d) In order to provide for just and equitable contributions in any case in which either (i) any Holder exercising registration rights under Sections 6.2, 6.3 or 6.4 of this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 6.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and following the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 6.8 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such Holder or any such controlling person in circumstances for which indemnification is provided under this Section 6.8; then, and in each such case, the Company and such Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect both the relative benefit received by such Holder and the relative fault of the Company and such Holder; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. For purposes of the preceding sentence, the relative benefit received by such Holder shall be deemed to be in the same proportion as the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement; and the relative fault of the Company and such Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission of a material fact relates to information supplied by the Company or by such Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
               (e) The obligations of the Company and Holders under this Section 6.8 shall survive the completion of any offering of Registrable Securities in a registration statement filed pursuant to this Agreement, the termination of this Agreement pursuant to Section 8 hereof and otherwise.
          6.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may not be assigned by a Holder except in connection with the transfer of Equity Securities to an Affiliate of Stockholder in accordance with the terms of this Agreement; provided, that within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. Any assignee or transferee asserting rights under this Agreement shall be deemed to have consented to the terms and conditions hereof.
          6.10 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell, make short sale of, loan, grant any option for the purchase of or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities for a period of time, as agreed to by the Company and the underwriter not to exceed ninety (90) days, following the effective date of a registration statement of the Company filed under the Securities Act for an offering in which the Holder participates; provided, however, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.
          6.11 Termination of Registration Rights. The Company’s obligations pursuant to this Section 6 shall terminate as to any Holder of Registrable Securities on the earlier of (i) when the Holder can sell all of such Holder’s Registrable Securities pursuant to the final sentence of Rule 144(b)(1)(i) under the Securities Act, and (ii) a period ending on the date that is two years after the earlier to occur of (x) the date that that each of the Warrants have been exercised or converted in full and (y) expiration of the Warrants; and shall be suspended, but not terminated, during any three-month period in which such Holder is entitled to sell all shares issued or issuable to such Holder under Rule 144. This Section 6 shall expressly survive termination of this Agreement pursuant to Section 8 hereto.
          6.12 Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.
          6.13 Other Registration Rights. As of the date hereof, the Company has no remaining obligations under any registration rights previously granted to any Person. The Company has outstanding one registration statement, filed on July 15, 2005 with the Securities and Exchange Commission (file no. 333-126625), relating to the public offering, which is not being underwritten, of shares of common stock of the Company issued to selling stockholders identified therein in connection with the Company’s acquisition of the minority interest in Trident Technologies, Inc. in March 2005 (the “Prior Resale Registration Statement”). The Prior Resale Registration Statement registered the resale, from time to time, of up to 1,856,089 shares of the Company’s common stock for the account of the selling shareholders identified therein. Should the Company grant any registration rights to any Person after the date of this Agreement, the Company agrees that such rights will not limit the Company’s obligations to grant registration rights to Stockholder under this Section 6.
     7. Pre-Emptive Rights.
          7.1 Grant of Pre-emptive Rights. The Company hereby grants to the Stockholder so long as such Stockholder shall own, of record or beneficially, at least 5% of the outstanding Voting

Securities of the Company, the right to purchase all or part of such Stockholder’s Ownership Percentage of New Securities (as defined below) that the Company proposes to sell and issue. As used herein, the Stockholder’s Ownership Percentage shall be such Ownership Percentage of Voting Securities outstanding as of the date of notice provided by the Company to Stockholder pursuant to the terms set forth below, times the number of New Securities approved by the Board of Directors for sale or issuance by the Company.
          7.2 New Securities. “New Securities” shall mean any Equity Securities of the Company whether now authorized or not; provided that the term “New Securities” does not include (i) any Equity Securities issued as a stock dividend to holders of any Equity Securities, or upon any stock split, subdivision or combination of shares of any Equity Securities, (ii) any shares of Common Stock granted to, or issuable upon exercise of options, warrants, restricted stock units, performance grants or other securities granted to employees and directors of, and consultants to, the Company pursuant to a stock plan or plans approved by the Board of Directors of the Company, (iii) Equity Securities issued in connection with any Acquisition Transaction; (iv) Equity Securities issued in connection with a strategic or collaborative relationship for the purposes of technology development, licensing arrangements, partnering, or other similar collaborative transactions pursuant to an agreement duly approved by the Board of Directors of the Company; and (v) Equity Securities issued in connection with any commercial credit arrangements or other borrowings or equipment lease financings from financial or other institutions regularly engaged in the business of lending money or leasing equipment if such issuance is or has been duly approved by the Board of Directors of the Company.
          7.3 Notice of Issuance. In the event the Company proposes to undertake an issuance of New Securities, it shall provide the Stockholder with written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Stockholder shall have ten (10) business days from the date of receipt of any such notice to agree to purchase of the Stockholder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The closing of the purchase of the New Securities shall be at such time and place as the Company shall specify in the notice.
          7.4 Subsequent Sale. In the event the Stockholder fails to exercise in full its preemptive rights pursuant to this Section 7, the Company shall have one hundred twenty (120) days thereafter to sell the New Securities at a price and upon terms no more favorable to purchasers thereof than those specified in the Company’s notice to the Stockholder. To the extent the Company does not sell all the New Securities offered within such period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to the Stockholder in the manner provided above.
          7.5 Nontransferability. The rights granted to the Stockholder in this Section 7 shall not be transferable by Stockholder to any Person other than an Affiliate of Stockholder. The rights granted to Stockholder in this Section 7 shall expire and terminate upon the earlier of (i) a transfer of the Shares or the Warrant Shares to any Person other than an Affiliate of Stockholder, or (ii) the date upon which Stockholder’s Ownership Percentage of Common Stock is less than 5%.
     8. Effectiveness; Termination.
          8.1 Effectiveness. This Agreement shall become effective upon the Closing of the Transaction as contemplated by the Purchase Agreement (the “Effective Date”) and prior thereto shall be of no force or effect. If the Purchase Agreement is terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

          8.2 Termination. Except with respect to the rights and obligations set forth in Section 6 which by their terms expressly survive until terminated pursuant to Section 6.11 and the general provision set forth in Section 9, and except as may otherwise be provided in any section of this Agreement, all rights, remedies, obligations and liabilities of the parties under this Agreement shall terminate upon the earliest to occur of:
               (a) Stockholder’s Beneficial Ownership of Voting Securities constituting less than one percent (1%) of the then-outstanding Voting Securities; or
               (b) a material breach by the Company of any of its material obligations under this Agreement. Notwithstanding the foregoing, a good faith disagreement with respect to the Company’s indemnification obligations under Section 6.8, or the failure by the Company to timely satisfy a notice or filing obligation under Sections 6.2, 6.3, or 6.4, if such notice or filing is ultimately made by the Company not more than sixty (60) days after the date prescribed therefor, shall not result in termination of the parties’ rights, remedies, obligations and liabilities under this Section 8.2(b); provided, that nothing contained in this Section 8.2(b) shall limit any rights Stockholder may have to damages or other remedies, whether at law or in equity, as a result of any of the breaches described in this Section 8.2(b).
     9. Miscellaneous.
          9.1 Entire Agreement; Other Agreements Superseded. This Agreement (and, to the extent referenced herein, the Purchase Agreement and any other agreement expressly contemplated by such agreement or entered into in connection with the execution of the Purchase Agreement), constitutes the entire agreement among the parties hereto and supersedes any prior agreements, representations or understandings written or oral by or among the parties hereto, or any of them, relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect thereto.
          9.2 Amendment or Modification; Waiver. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party. Any waiver by any party of a breach of any provision of this Agreement on one occasion shall not operate as or be construed to be a waiver of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict compliance with that term or any other term of this Agreement.
          9.3 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent electronically or by facsimile, during the normal business hours on any Business Day, or one Business Day after the date sent, if sent electronically or by facsimile, after the normal business hours of the recipient, provided that the electronic message is promptly confirmed by facsimile confirmation thereof and the sending party receives written confirmation that the facsimile has been successfully transmitted in its entirety to the intended recipient, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service (two Business Days following sending by overnight international delivery via international courier service), in each case, addressed to a party at the following address for such party:

(a) If to the Company or TMFE:
Trident Microsystems, Inc.
3808 Garrett Drive
Santa Clara, California 95054-2803
Attn: Chief Executive Officer
Fax: +1 408 988 9176
Attn: General Counsel
Fax: +1 408 988 9176
with a copy to:
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attn: Sally J. Rau, Esq.
Fax: +1 650 833 2001
(b) If to Stockholder:
Micronas Semiconductor Holding AG
Technoparkstrasse 1
8005 Zurich
Switzerland
Attn. CFO
Telefax: +41 44 445 39 61
with a copy to:
Meyer Lustenberger
Forchstrasse 452
P.O.Box 1432
8032 Zurich
Switzerland
Attn: Dr. Wolfgang Müller MBA
Fax: +41-44-396 91 92
     Any party to this Agreement may change the address or addresses to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
          9.4 Law Governing; Consent to Jurisdiction; Equitable Relief; Attorneys’ Fees.
               (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
               (b) This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in Wilmington, Delaware or, if exclusive jurisdiction of such matter is vested in the Federal courts, any Federal court located in the State of

Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in Wilmington, Delaware or, if exclusive jurisdiction of such matter is vested in the Federal courts, any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
          9.5 Successors; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, other than to a Permitted Transferee of the assignor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.
          9.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. Each of the parties hereto (a) has agreed to permit the use, from time to time, of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby, (b) intends to be bound by its respective faxed or otherwise electronically transmitted signature, (c) is aware that the other parties hereto will rely on the faxed or otherwise electronically transmitted signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax or otherwise electronically transmitted.
          9.7 Remedies. Each party, in addition to being entitled to exercise all rights granted by applicable law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision of this Agreement is validly asserted as a defense, the successful party will be entitled to recover reasonable attorneys’ fees in addition to any other remedy.
          9.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over or against any party hereto.
          9.9 Headings. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein.

          9.10 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Reference to a Person are also to its permitted successors and assigns.
          9.11 Transactional Expenses. Except as otherwise specifically provided herein, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement including, without limitation, the fees and expenses of its counsel, accountants and other advisors.
          9.12 Severability. If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by law so as to effectuate the parties’ intent to the maximum extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TRIDENT MICROSYSTEMS (FAR EAST) LTD.
By:	/s/ SYLVIA SUMMERS COUDER
Sylvia Summers Couder
Director

By:	/s/ PETE MANGAN
Pete Mangan
President and Director

TRIDENT MICROSYSTEMS, INC.
By:	/s/ SYLVIA SUMMERS COUDER
Sylvia Summers Couder
President and Chief Executive Officer

By:	/s/ PETE MANGAN
Pete Mangan
Chief Financial Officer

MICRONAS SEMICONDUCTOR HOLDING AG
By:	/s/ MANFRED HÄNER
Manfred Häner, CFO